TAOWEAVE PORTFOLIO COMPANY MANAKO LABS GOES LIVE WITH AVIA ACROSS 124 UNMANNED FUEL STATIONS IN FRANCE

Manako’s Vision Agents Now Operating Around the Clock at Avia Xpress Stations Using Existing Camera Infrastructure

DENVER, CO, October 7, 2026 — TaoWeave, Inc. (Nasdaq: TWAV) today announced that Manako Labs Ltd., the Physical AI company in which TaoWeave invested in June 2026, has gone live commercially with Avia Thévenin-Ducrot, a fuel retail group operating Avia stations in France. Manako’s Vision Agents now run around the clock across a first wave of 124 unmanned Avia Xpress stations, and Avia Thévenin-Ducrot has named Manako its lead Physical AI design partner.

TaoWeave holds North American commercialization rights to Manako’s platform and participates in revenue generated through licensing agreements originated by the Company.

Manako’s Vision Agents use the cameras already installed at each station. They detect payment terminal failures, damage to pumps and equipment, and camera outages as they happen, and route each issue to the person who can fix it. Stations come online quickly and simply, with minimal disruption to day-to-day operations. The platform is built to high standards of privacy and security, and raw video footage never leaves the station. The rollout is running ahead of schedule.

“Avia shows Physical AI delivering real results across a live enterprise network, which is exactly the validation we look for,” said Pete Holst, Chief Executive Officer of TaoWeave. “Fuel retail is one of many applications. Warehouses, logistics hubs, retail stores, transportation networks and critical infrastructure all face the same challenge of understanding what is happening on site and acting on it in real time. Manako turns the cameras these businesses already own into that capability, quickly and with privacy and security at its core. We believe Physical AI is one of the largest opportunities in artificial intelligence today.”

For TaoWeave, the deployment demonstrates that an enterprise operator has committed to the platform commercially, and that it can be brought online quickly across a live network while meeting the privacy and security standards of a European enterprise operator.

Avia Thévenin-Ducrot is part of Avia’s French network of approximately 770 stations, which in turn belongs to AVIA International, with more than 3,000 stations across 15 European countries.

Industry interest in Physical AI continues to grow. On September 28, 2026, AMD announced a definitive agreement to acquire World Labs, an AI model and research lab that develops spatial intelligence models and technology for robotic learning and simulation, in an all-stock transaction valued at approximately $8.2 billion. In announcing the transaction, AMD stated, “As AI expands into reasoning, robotics, simulation and physical AI, the demands on compute infrastructure become more diverse.”

Many fuel stations, convenience stores, EV charging hubs, car washes and other sites in North America operate with limited or no on-site staff and already have camera infrastructure in place. These are the conditions Manako’s platform is designed to address.

“TaoWeave has been a true partner, both as an investor and in shaping how we take Vision Agents to market. Avia shows what our agents can do across a live enterprise network,” said Max Sebti, Chief Executive Officer of Manako Labs.

ABOUT TAOWEAVE

TaoWeave, Inc. (Nasdaq: TWAV) is building an artificial intelligence commercialization platform focused on identifying, investing in, and scaling emerging AI technologies. Through strategic investments, operating partnerships, and participation in the Bittensor ecosystem, TaoWeave seeks to accelerate adoption of next generation AI applications while creating long term shareholder value.

About Manako Labs Ltd.

Manako Labs is a Physical AI company building a Business World Model. The company’s platform transforms existing camera networks into a real-time understanding of operations. The platform enables organizations to detect issues, coordinate responses, and improve decision-making across industrial, logistics, retail, and infrastructure environments. Manako works with existing camera infrastructure and integrates with operational systems without requiring specialist AI expertise.

Forward-Looking Statements and Risk Factors

This press release and any oral statements made regarding the subject of this release contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, that address activities that TaoWeave assumes, plans, expects, believes, intends, projects, estimates, or anticipates (and other similar expressions) will, should, or may occur in the future are forward-looking statements. TaoWeave’s actual results may differ materially from its expectations, estimates, and projections, and consequently, you should not rely on these forward-looking statements as predictions of future events. Without limiting the generality of the foregoing, forward-looking statements contained in this press release include statements relating to the scaling of Manako Labs’ deployments, TaoWeave’s anticipated commercialization of Manako’s platform in North America, and TaoWeave’s anticipated involvement in the Bittensor ecosystem. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events, and involve factors, risks, and uncertainties, including the volatility of market price for our securities, that may cause actual results in future periods to differ materially from such statements. Digital assets are highly volatile, and actual results may differ materially due to price fluctuations, regulatory changes, technological risks, or other factors described in the Company’s SEC filings. The Company’s concentration in TAO tokens represents significant market risk. A list and description of these and other risk factors can be found in the Company’s Annual Report on Form 10-K for the year ending December 31, 2025, the Company’s Form 10-Q filed on August 7, 2026, and in other filings made by the Company with the SEC from time to time. Any of these factors could cause TaoWeave’s actual results and plans to differ materially from those in the forward-looking statements. Therefore, the Company can give no assurance that its future results will be as estimated. The Company does not intend to, and disclaims any obligation to, correct, update, or revise any information contained herein.